FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                                                                                OMB APPROVAL
                                                                                                                ------------
                                                                                                            OMB Number: 3235-0104
          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses) Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person*      2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
                                                Requiring Statement
                                                (Month/Day/Year)
 Ritchie Capital Management, L.L.C.                                                     Vizacom Inc. ( VIZY)

----------------------------------------------                          ------------------------------------------------------------
            (Last)(First) (Middle)                  03/29/02             5. Relationship of Reporting Person(s) to Issuer

                                               -------------------------
 210 East State Street                         3. I.R.S. Identification                     (Check all applicable)
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                    (Street)                      Number of Reporting           Director                X   10% Owner
                                                                                                      -----
                                                  Person, if an entity          Officer (give         _____ Other (specify
                                                  (voluntary)                            title below)              below)

                                                                                     _____________________________________
 Batavia           Illinois           60510
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                (City)(State) (Zip


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6. If Amendment, Date of
  Original (Month/Day/Year)
            N/A







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7. Individual or Joint/Group
   Filing (Check Applicable Line)
-------------------------------------------------

                                                          Table I -- Non-Derivative Securities Beneficially Owned
 X  Form filed by more than one Reporting Person
---
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 1. Title of Security                     2. Amount of Securities    3. Ownership       4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                               Beneficially Owned         Form; Direct       (Instr. 5)
                                             (Instr. 4)                 (D) or Indirect
                                                                        (I) (Instr. 5)

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
Common Stock                              615,385                            (1)

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Common Stock                              153,846                            (2)

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          Page 1
                                                                 SEC 1473 (2-02)

    Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative Security               2. Date Exercisable  3. Title and Amount of Securities    4. Conver-   5. Owner-
    (Instr. 4)                                  and Expiration       Underlying Derivative Security         sion         ship
                                                Date                   (Instr. 4)                           or           Form of
                                                (Month/Day/ Year)                                           Exercise     Deriv-
                                                                                                            Price of     ative
                                                                                                            Deri-        Security:
                                                                                                            vative       Direct
                                                                                                            Security     (D) or
                                                                                                                         Indirect
                                                                                                                         (I)
                                                                                                                         (Instr. 5)
                                              ----------------------------------------------------------
                                                Date       Expira-            Title           Amount
                                                Exer-      tion                               or
                                                cisable    Date                               Number
                                                                                              of Shares
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
 Warrant                                        11/01/02   03/28/07 Common Stock               184,615        $1.00          (1)

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 Warrant                                        11/01/02   03/28/07 Common Stock                46,154        $1.00          (2)

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6. Nature of Indirect
   Beneficial Ownership
   (Instr. 5)













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

Explanation of Responses:
(1) These securities are owned solely by Ram Trading, Ltd., who is a member of a "group" with the other signatories to this Form 3 for purposes of Section 13(d) of the Exchange Act.
(2) The securities are owned solely by DeMaio Partners LLC, who is a member of a "group" with the other signatories to this Form 3 for purposes of Section 13(d) of the Exchange Act.


                    Ritchie Capital Management, Inc., by:
                    THR, Inc.

                    /s/ A.R. Thane Ritchie                             4/8/02
                   ------------------------------------------        ----------
                           A.R. Thane Ritchie, President                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION
                             -----------------------


Name:                        RAM Trading, Ltd.

Address                      c/o Caledonian Bank & Trust Limited
                             Caledonian House
                             P.O. Box 1043
                             George Town, Grand Cayman

Designated Filer:            Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:    Vizacom Inc. (VIZY)

Date of Event
Requiring Statement:         March 29, 2002


                                     RAM TRADING, LTD.

                                     By:   Ritchie Capital Management, L.L.C.,
                                           its Investment Manager

                                           By:  THR, Inc.


                                                By:  /s/ A.R. Thane Ritchie
                                                   -----------------------------
                                                   A.R. Thane Ritchie, President

                             JOINT FILER INFORMATION
                             -----------------------


Name:                        DeMaio Partners, LLC

Address                      1754 North Wood Street
                             Chicago, Illinois  60622

Designated Filer:            Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:    Vizacom Inc. (VIZY)

Date of Event
Requiring Statement:         March 29, 2002


                                     DEMAIO PARTNERS LLC

                                     By:    /s/  Warren L. DeMaio
                                         ---------------------------------------
                                         Warren L. DeMaio, President

                             JOINT FILER INFORMATION
                             -----------------------


Name:                        Warren DeMaio

Address                      1754 North Wood Street
                             Chicago, Illinois  60622

Designated Filer:            Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:    Vizacom Inc. (VIZY)

Date of Event
Requiring Statement:         March 29, 2002


                                     /s/  Warren DeMaio
                                     ------------------------------
                                     Warren DeMaio

                             JOINT FILER INFORMATION
                             -----------------------


Name:                        RAM Capital, L.L.C.

Address                      210 East State Street
                             Batavia, Illinois  60510

Designated Filer:            Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:    Vizacom Inc. (VIZY)

Date of Event
Requiring Statement:         March 29, 2002


                                  RAM CAPITAL, L.L.C.

                                  By:   Ritchie Capital Management, L.L.C.,
                                        its Investment Manager

                                        By:  THR, Inc.


                                              By:  /s/  A. R. Thane Ritchie
                                                 -------------------------------
                                                 A.R. Thane Ritchie, President

                           JOINT FILER INFORMATION
                           -----------------------

Name:                      RAM Capital Investments, Ltd.

Address                    c/o Caledonian Bank & Trust Limited
                           Caledonian House
                           P.O. Box 1043
                           George Town, Grand Cayman

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  Vizacom Inc. (VIZY)

Date of Event
Requiring Statement:       March 29, 2002


                              RAM CAPITAL INVESTMENTS, LTD.

                              By:      Ritchie Capital Management, L.L.C.,
                                       its Investment Manager

                                       By:      THR, Inc.


                                                By: /s/  A.R. Thane Ritchie
                                                   -----------------------------
                                                   A.R. Thane Ritchie, President

                             JOINT FILER INFORMATION
                             -----------------------

Name:                      THR, Inc.

Address                    210 East State Street
                           Batavia, Illinois  60510

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  Vizacom Inc. (VIZY)

Date of Event
Requiring Statement:       March 29, 2002


                                 THR, INC.


                                 By:      /s/  A.R. Thane Ritchie
                                    -----------------------------------------
                                        A.R. Thane Ritchie, President

                             JOINT FILER INFORMATION
                             -----------------------

Name:                      A.R. Thane Ritchie

Address                    210 East State Street
                           Batavia, Illinois  60510

Designated Filer:          Ritchie Capital Management, L.L.C.

Issuer and Ticker Symbol:  Vizacom Inc. (VIZY)

Date of Event
Requiring Statement:       March 29, 2002


                                            /s/  A.R. Thane Ritchie
                                       -----------------------------------------
                                        A.R. Thane Ritchie